Exhibit 99.1

NEWS RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
FOR IMMEDIATE RELEASE	Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports First Quarter 2007 Results
DALLAS (May 15, 2007) — Income Opportunity Realty Investors, Inc. (AMEX: IOT), a Dallas-based real estate investment company, today reported net income of $66,000 or $0.02 per share for the three months ended March 31, 2007, compared to $594,000 and $0.14 per share for the same period in 2006.
Key items for the three months ended March 31, 2007, compared to the same period in 2006 included:
•	Rental income for the three months ended March 31, 2007 was $2.1 million compared to $1.7 in the corresponding period in 2006, $264,000 of the increase is due to revenue from the Falcon Point Apartments, acquired on March 31, 2006. The balance is due to increased average rents at the various properties.

•	Property operating expense for the three months ended March 31. 2007 was $1.1 million compared to $804,000 for the corresponding period in 2006. The increase is primarily due to additional operating expenses incurred by the acquisition of the Falcon Point Apartments.

•	Depreciation expense for the three months ended March 31, 2007 was $198,000 compared to $170,000 for the corresponding period in 2006. The increase is due to additional depreciation from the Falcon Point Apartments.

•	General and administrative expenses for the three months ended March 31, 2007 was $143,000 compared to $150,000 for the corresponding period in 2006.

•	Advisory fees to affiliate for the three months ended March 31, 2007 was $211,000 compared to $194,000 for the corresponding period in 2006. The increase was due to a net increase in gross assets, which is the basis of the advisory fee.

•	Interest income for the three months ended March 31, 2007 was $1.1 million compared to $1.2 million for the corresponding period in 2006.

•	In May 12, 2006, Encino Executive Plaza Ltd. transferred One Hickory Center and the 202 acres of unimproved real property known as Travelers Land back to IORI in satisfaction of the three notes receivable totaling $36 million. Interest income received by IORI on the Encino Notes for the three months ended March 31, 2006 was $499,000.

•	The overall loss of interest income from the above notes was partially offset by interest income from Syntek West, Inc. (“SWI”) of $335,000 in 2007 as compared to $20,000 in 2006. The interest paid or received from SWI is based upon the Cash Management Agreement between IORI and SWI whereby interest is paid or received at a rate of prime plus one percent based upon the outstanding intercompany balances throughout the period.

•	Interest expense for the three months ended March 31, 2007 was $1.4 million compared to $896,000 for the corresponding period in 2006. The increase was primarily due to the additional debt incurred by IORI during 2006 due to new loans, refinancings and the acquisition of the Falcon Point Apartments. The increase was also due to increased interest rates for IORI’s variable interest rate debt.

•	The net income fee to affiliates for the three months ended March 31, 2007 was $5,000 as compared to $50,000 for the corresponding period in 2006. The net income fee is based on 7 1/2% of IORI’s net income.
About Income Opportunity Realty Investors, Inc.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of real estate properties located in Texas, including office buildings, apartments, and undeveloped land. For more information, go to IORI’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets

Real estate held for investment	$63,432	$63,682
Less—accumulated depreciation	(5,259)	(5,061)

	58,173	58,621

Notes and interest receivable	28,258	27,777
Investment in real estate partnerships	515	515
Cash and cash equivalents	65	80
Receivables from affiliates	17,052	17,766
Other assets	3,830	4,152

	$107,893	$108,911

Liabilities and Stockholders’ Equity

Liabilities
Notes and interest payable	$61,512	$61,546
Other liabilities	835	1,921

	62,347	63,467

Commitments and contingencies

Minority interest	642	605

Stockholders’ equity
Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 4,167,635 and 4,168,035 shares at March 31, 2007 and at December 31, 2006, respectively	42	42
Paid-in capital	61,954	61,955
Accumulated deficit	(17,092)	(17,158)

	44,904	44,839

	$107,893	$108,911

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2007	2006
	(unaudited)
Property revenue
Rents and other property revenues	$2,089	$1,697

Operating expenses
Property operations	1,107	804
Depreciation	198	170
General and administrative	143	150
Advisory fee	211	194

Total operating expenses	1,659	1,318

Operating income	430	379

Other income (expense):
Interest income (includes $514 in 2007 and $180 in 2006 from related parties)	1,099	1,174
Mortgage and loan interest	(1,420)	(896)
Net income fee	(5)	(50)

Total other income (expense)	(326)	228

Income before minority interest	104	607

Minority interest	(38)	(13)

Net income	$66	$594

Earnings per share:
Net earnings from continuing operations	$0.02	$0.14

Weighted average common shares used in computing earnings per share	4,167,635	4,168,035

The accompanying notes are an integral part of these Consolidated Financial Statements.